EXHIBIT 99.1

NOT FOR IMMEDIATE RELEASE	Contact:	Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS FISCAL 2009 THIRD QUARTER AND
YEAR-TO-DATE RESULTS

South Hackensack, NJ, September 9, 2009 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or “AEP”) today reported financial results for its third quarter ended July 31, 2009.

On October 30, 2008, the Company completed the acquisition of substantially all of the assets of the Plastic Films division of Atlantis Plastics, Inc. (“Atlantis”). For the reasons set forth in the Company’s prior periodic reports filed with the Securities and Exchange Commission, no meaningful operational or financial information exists subsequent to the acquisition that segregates the impact of Atlantis from AEP as a whole.  Therefore, although the Atlantis acquisition materially impacted AEP's net sales and results of operations for the three and nine months ended July 31, 2009, the following discussion does not include any separate information regarding Atlantis.

Net sales for the third quarter of fiscal 2009 decreased $17.3 million, or 8.3%, to $189.7 million from $207.0 million for the third quarter of fiscal 2008. Net sales for the nine months ended July 31, 2009 decreased $9.4 million, or 1.7%, to $552.5 million from $561.9 million in the same period of the prior fiscal year.  This is the result of a decrease in average selling prices coinciding with decreases in resin costs from the prior year, partially offset by an increase in sales volume driven primarily by the Atlantis acquisition. The Company continued to experience the adverse effects of the economic recession, primarily in its construction and housing related products, causing total volume to be below management’s expectations. The effect of foreign exchange on net sales during the three and nine months ended July 31, 2009 was a negative impact of $2.6 million and $8.3 million, respectively, relating to the Company’s Canadian operations.

Gross profit for the third quarter of fiscal 2009 increased $19.4 million to $37.5 million from $18.1 million in the same quarter of the prior fiscal year. The improvement in gross profit was primarily due to increased volume combined with cost saving programs including the previously announced shut down of the Fontana, California plant and internal efficiency initiatives designed to align production with demand at the Company’s manufacturing facilities. The gross profit for the third quarter of fiscal 2009 included an increase in the LIFO reserve of $5.0 million which negatively impacted gross profit for the quarter.  The third quarter of fiscal 2009 also included $0.5 million of negative impact of foreign exchange relating to the Company’s Canadian operations.

Gross profit for the first nine months of fiscal 2009 increased $59.0 million to $127.2 million from $68.2 million in the same period in the prior fiscal year. The increase in gross profit was primarily due to higher sales volume, combined with a $21.3 million decrease in the LIFO reserve during the current period resulting from a decrease in resin prices and inventory quantities during the first nine months of fiscal 2009. The first nine months of fiscal 2009 also included $1.4 million of negative impact of foreign exchange relating to the Company’s Canadian operations.

Operating expenses for the third quarter of fiscal 2009 increased $4.2 million, or 19.4%, to $26.2 million, and for the nine months ended July 30, 2009, operating expenses increased $7.3 million, or 11.0%, to $73.8 million, as compared to the same periods of the prior fiscal year. The increase is primarily due to higher delivery and selling expenses resulting from greater volumes sold in the respective periods, combined with increased general and administrative expenses due to an increase in compensation costs recorded in accordance with SFAS 123R for stock options and performance units, and increased accruals related to potential current year bonuses. General and administrative expenses in the nine month period ended July 31, 2009, also included costs related to transitional services associated with the Atlantis acquisition. General and administrative expenses in the nine month period ended July 31, 2008, included approximately $1.6 million, excluding professional fees, related to a commercial dispute and approximately $0.4 million of advisory costs incurred as a result of our exploration of strategic alternatives related to our subsidiary in the Netherlands (sale was completed in April 2008). Operating expenses for the three and nine months ended July 31, 2009, included a $0.3 million and $1.1 million favorable effect of foreign exchange, respectively, decreasing total operating expenses.

“We were successful in mitigating the impact of the economic recession across most of our businesses,” said Brendan Barba, Chairman and Chief Executive Officer of the Company.  “While we anticipated significant challenges well into 2010, the drop in volume in our construction and housing related products was more severe than expected.  We continue to actively manage this and all areas of our business, while implementing our plan to successfully navigate the economy.  We have made significant progress throughout the first nine months of 2009, including cost-reduction efforts and debt repayment, and we will continue to identify ways to strengthen the business and our balance sheet in order to best-position AEP for success today and to capitalize on the first sign of an upturn in the market.”

On April 1, 2009, AEP repurchased and retired $14.8 million (principal amount) of the Company’s Senior Notes due March 2013 (“2013 Notes”) at a price of 62.8% of par (“2013 Notes partial extinguishment”).  The cash paid was $9.4 million, which included $0.1 million of accrued interest. In connection with the 2013 Notes partial extinguishment, the Company recognized a $5.3 million gain on extinguishment of debt, net of the write-off of deferred debt issuance costs for the nine months ended July 31, 2009. For tax purposes, the gain will be recognized as taxable income in the Company’s Federal tax return ratably over the fiscal years beginning October 31, 2014 through October 31, 2018.

Interest expense for the three months ended July 31, 2009 remained flat at $3.8 million as compared to the prior year period.  This is largely due to lower interest rates on Credit Facility borrowings and lower interest expense on AEP’s 2013 Notes resulting from the 2013 Notes partial extinguishment. Offsetting these benefits were higher average borrowings on the Company’s Credit Facility during the three months ended July 31, 2009, as compared to the same period in the prior fiscal year, as well as interest expense incurred on new capital leases that originated on March 27, 2009. Interest expense for the nine months ended July 31, 2009 increased $0.2 million to $12.1 million from $11.9 million in the prior period, resulting primarily from higher average borrowings on the Company’s Credit Facility during the nine months ended July 31, 2009 as compared to the same period in the prior fiscal year, partially offset by the abovementioned lower interest rates on Credit Facility borrowings and lower interest expense on the Company’s 2013 Notes.

Net income for the three and nine months ended July 31, 2009 was $5.4 million or $0.79 per diluted share and $29.1 million or $4.28 per diluted share, respectively. Net income (loss) for the three and nine months ended July 31, 2008 was a $4.8 million net loss or $(0.71) per diluted share and $2.7 million of net income or $0.40 per diluted share, respectively. Included in the net income of the nine months ended July 31, 2008 is an after-tax gain of $7.9 million related to the sale of the Company’s Netherlands operation.

Adjusted EBITDA was $23.0 million in the current quarter as compared to $13.8 million for the three months ended July 31, 2008. Adjusted EBITDA for the nine months ended July 31, 2009 was $49.3 million, as compared to $34.3 million for the nine months ended July 31, 2008.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry.  Other companies may calculate Adjusted EBITDA differently, and therefore the Company’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company’s operating performance.

The following is a reconciliation of the Company’s net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Qtr.	July YTD	Third Qtr.	July YTD
	Fiscal 2009	Fiscal 2009	Fiscal 2008	Fiscal 2008
	(in thousands)

Net income (loss)	$5,417	$29,112	$(4,772)	$2,731
Income (loss) from discontinued operations	-	-	(38)	9,131
Income (loss) from continuing operations	5,417	29,112	(4,734)	(6,400)
Provision (benefit) for taxes	1,921	17,005	(2,547)	(3,351)
Interest expense	3,759	12,052	3,772	11,911
Depreciation and amortization expense	4,787	14,151	3,370	10,186
Increase (decrease) in LIFO reserve	5,039	(21,322)	14,851	22,757
Other non-operating expense (income)	234	(4,699)	(237)	(732)
Share-based compensation	1,858	3,005	(657)	(113)

Adjusted EBITDA	$23,015	$49,304	$13,818	$34,258

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 10, 2009, at 10:00 a.m. EDT or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 27230157.  An archived version of the call will be made available on the Company’s website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions, including the ongoing U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company’ annual report on Form 10-K for the year ended October 31, 2008 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company.  Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.

AEP INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2009	2008	2009	2008
NET SALES	$189,750	$207,020	$552,529	$561,921
COST OF SALES	152,267	188,959	425,281	493,681
Gross profit	37,483	18,061	127,248	68,240
OPERATING EXPENSES:
Delivery	9,781	10,340	28,246	27,565
Selling	10,027	7,981	28,610	24,055
General and administrative	6,347	3,584	16,929	14,856
Total operating expenses	26,155	21,905	73,785	66,476
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property, plant and equipment, net	3	98	7	(336)
Operating income (loss)	11,331	(3,746)	53,470	1,428
OTHER INCOME (EXPENSE):
Interest expense	(3,759)	(3,772)	(12,052)	(11,911)
Gain on extinguishment of debt, net	—	—	5,285	—
Other, net	(234)	237	(586)	732
Income (loss) from continuing operations before (provision) benefit for income taxes	7,338	(7,281)	46,117	(9,751)
(PROVISION) BENEFIT FOR INCOME TAXES	(1,921)	2,547	(17,005)	3,351
Income (loss) from continuing operations	5,417	(4,734)	29,112	(6,400)
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations	—	(38)	—	1,201
Gain from disposition	—	—	—	10,708
Provision for income taxes	—	—	—	(2,778)
Income (loss) from discontinued operations	—	(38)	—	9,131
Net income (loss)	$5,417	$(4,772)	$29,112	$2,731
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$0.80	$(0.70)	$4.30	$(0.94)
Income (loss) from discontinued operations	$—	$(0.01)	$—	$1.34
Net income (loss) per common share	$0.80	$(0.71)	$4.30	$0.40
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$0.79	$(0.70)	$4.28	$(0.94)
Income (loss) from discontinued operations	$—	$(0.01)	$—	$1.34
Net income (loss) per common share	$0.79	$(0.71)	$4.28	$0.40